Exhibit 99.1

442 Littlefield Avenue
South San Francisco, CA 94080

KaloBios Elects Robert A. Baffi, BioMarin Senior Executive, to Board of Directors

SOUTH SAN FRANCISCO, CA (December 1, 2014): KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) today announced the election of Robert A. Baffi, Ph.D. to the KaloBios Board of Directors. Dr. Baffi is Executive Vice President of Technical Operations at BioMarin Pharmaceutical Inc. (Nasdaq: BMRN).

“Robert Baffi is a long-time veteran of the biotechnology industry who has contributed to more than 20 regulatory submissions for product approvals in the United States and Europe and to more than 20 regulatory submissions for investigational new drug testing,” said David Pritchard, KaloBios’ President and Chief Executive Officer. “His extensive knowledge and experience in the process development, manufacturing and quality assurance and control of biopharmaceuticals make Robert an excellent resource for KaloBios as we prepare to advance our lead products into pivotal clinical studies.”

Dr. Baffi joined BioMarin in May 2000 and currently serves as Executive Vice President of Technical Operations responsible for overseeing the company’s manufacturing, process development, quality,  analytical chemistry and logistics departments. From 1986 to 2000, he served in a number of increasingly responsible positions at Genentech, primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked for Cooper BioMedical as a Research Scientist and at Becton Dickinson Research Center as a Post-Doctoral Fellow. Dr. Baffi received a Ph.D, M.Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a clinical focus on severe respiratory diseases and cancer.

Currently, KaloBios has advanced three programs to clinical development:

•                  KB001-A is an anti-PcrV mAb fragment being developed for the prevention and treatment of Pseudomonas aeruginosa (Pa) infection. KaloBios is conducting a 180 patient Phase 2 study in cystic fibrosis (CF) subjects with chronic Pa lung infection. KaloBios has received Orphan Drug designation from both the U.S. FDA and the European Medicines Agency for KB001-A for the treatment of Pa lung infection in CF patients. KaloBios has also received Fast Track Status from the U.S. FDA for the investigation of KB001-A for the protection against bacterial pneumonia caused by Pain mechanically ventilated patients. KaloBios is planning to seek a partner to accelerate the development of this program.

•                  KB004 is an anti-EphA3 mAb with potential in treating hematologic malignancies and solid tumors. KaloBios is running an ongoing Phase 1/2 study evaluating KB004 in hematologic malignancies. The Phase 1 dose escalation portion of the study in subjects with hematologic malignancies is fully enrolled. KaloBios has initiated the Phase 2 expansion portion of the study focused on patients with certain EphA3 positive hematologic malignancies.

•                  KB003 is an anti-GM-CSF mAb with potential to treat inflammatory diseases that was being developed for the treatment of severe asthma. In early 2014, KaloBios completed a Phase 2 clinical study in 160 patients with severe asthma which did not meet its primary endpoint of improvement in FEV1 from baseline as compared to placebo. As a result, KaloBios discontinued development of this compound in severe asthma. KaloBios is currently evaluating other clinical indications, including hematologic malignancies in order to determine next steps in the development of KB003.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the company’s clinical development of KB001-A, KB004 and KB003. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the potential timing and outcomes of clinical studies of KB001-A and KB004 undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the potential, if any, for future development of KB003; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2014, the Annual Report on Form 10-K filed on March 13, 2014, and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

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Contact:

Herb Cross

Chief Financial Officer

KaloBios Pharmaceuticals, Inc.

(650) 243-3114

ir@kalobios.com

Media Contact:

Joan E. Kureczka

Kureczka/Martin Associates

Tel:  (415) 821-2413

Mobile:  (415) 690-0210

Joan@Kureczka-Martin.com